                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Circuit City Stores, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                           Circuit City Stores, Inc.

                              9950 Mayland Drive
                           Richmond, Virginia 23233

                               ----------------

                   Notice of Annual Meeting of Shareholders

                                 June 13, 2000

To The Holders of Circuit City Stores, Inc. -- Circuit City Group Common Stock and Circuit City Stores, Inc.-- Carmax Group Common Stock:

  The annual meeting of shareholders of Circuit City Stores, Inc. will be held at The Jefferson Hotel, Franklin and Adams Streets, Richmond, Virginia, on Tuesday, June 13, 2000, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

  1. To elect two directors to three-year terms and one director to a two-year term;

  2. To consider and vote upon a proposal to approve the 2000 Non-Employee Directors Stock Incentive Plan;

  3. To consider and vote upon a proposal to amend the 1994 Stock Incentive
     Plan;

  4. To consider and vote upon a shareholder proposal; and

  5. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Only holders of record of shares of Circuit City Group Common Stock or CarMax Group Common Stock at the close of business on April 21, 2000, will be entitled to vote at the meeting and any adjournments thereof.

  Whether or not you plan to attend the meeting, please fill in, date, sign and return the enclosed proxy promptly in the return envelope provided. You are cordially invited to attend the meeting.

                                          By Order of the Board of Directors

                                          /s/ Michael T. Chalifoux

                                          Michael T. Chalifoux, Secretary

May 10, 2000

                                PROXY STATEMENT

  This Proxy Statement, mailed to holders of Circuit City Group Common Stock and CarMax Group Common Stock on or about May 10, 2000, is furnished in connection with the solicitation by Circuit City Stores, Inc. of proxies in the accompanying form for use at the annual meeting of shareholders to be held on June 13, 2000, and at any adjournments thereof. A copy of the annual report of the Company for the fiscal year ended February 29, 2000, is being mailed to you with this Proxy Statement.

  In addition to the solicitation of proxies by mail, the Company's officers and regular employees, without compensation other than regular compensation, may solicit proxies by telephone, electronic means and personal interview. The Company also has retained Morrow & Co., Inc. of New York, New York, to assist in the solicitation of proxies of shareholders whose shares are held in street name by brokers, banks and other institutions at an approximate cost of $6,000 plus out-of-pocket expenses. The Company will bear the cost of all solicitation.

  Participants in the 1984 Circuit City Stores, Inc. Employee Stock Purchase Plan will receive a request for voting instructions for the shares of Circuit City Group Common Stock held on each participant's behalf by Merrill Lynch, Fenner & Smith Incorporated, as service provider for the Plan. Participants in the 1997 Employee Stock Purchase Plan for CarMax Group Employees also will receive a request for voting instructions for the shares of CarMax Group Common Stock held on each participant's behalf by Merrill Lynch, as service provider for the Plan. Voting instructions should be returned, properly executed, in the envelope provided. Merrill Lynch will vote in accordance with the participants' instructions. If a participant does not return his or her voting instructions, Merrill Lynch will have discretionary power to vote such shares in accordance with New York Stock Exchange rules.

  On April 21, 2000, the date for determining shareholders entitled to vote at the meeting, 204,721,219 shares of Circuit City Group Common Stock and 25,676,244 shares of CarMax Group Common Stock were outstanding and entitled to vote. References to "Common Stock" in this Proxy Statement refer to the Circuit City Group Common Stock and the CarMax Group Common Stock, collectively. The holders of both series of Common Stock will vote together as a single group at the meeting. Each outstanding share of Circuit City Group Common Stock entitles the holder thereof to one vote; each outstanding share of CarMax Group Common Stock entitles the holder thereof to 0.060 votes; the total number of votes that shareholders may cast at the meeting, based on shares outstanding on the record date, is 206,261,794. The voting rights of the CarMax Group Common Stock have been determined from the recent market values of each series of the Company's Common Stock in accordance with the formula set forth in the Company's Articles of Incorporation.

  Any shareholder giving a proxy may revoke it at any time before it is voted by delivering another proxy or written notice of revocation to the Company's Secretary. A proxy, if executed and not revoked, will be voted for the election of the nominees for director named herein, for the proposal to approve the 2000 Non-Employee Directors Stock Incentive Plan, for the proposal to amend the 1994 Stock Incentive Plan, and against the shareholder proposal set forth herein, unless it contains specific instructions to the contrary, in which event it will be voted in accordance with such instructions.

  A majority of the total votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present or represented at the meeting. Broker Shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present at such meeting.

  Directors will be elected by a plurality of the votes cast. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast and, therefore, will have no effect on the election of directors. Actions on all other matters to come before the meeting, including the proposal to approve the 2000 Non-Employee Directors Stock Incentive Plan, the proposal to amend the 1994 Stock Incentive Plan, and the shareholder proposal, require that the votes cast in favor of the action exceed the votes cast against it. Abstentions and Broker Shares that are not voted are not considered cast either for or against a matter, and therefore, will have no effect on the outcome.

                        ITEM ONE--ELECTION OF DIRECTORS

  The Company's Board of Directors is divided into three classes with staggered three-year terms. The terms of Michael T. Chalifoux, Barbara S. Feigin and Edward Villanueva as directors of the Company will expire at the time of the annual meeting of shareholders. After 22 years of dedicated service on the Board, Mr. Villanueva has declined to stand for re-election. W. Alan McCollough was appointed by the Board to serve as a director effective December 1999 until the next annual meeting of shareholders. Mr. McCollough's appointment coincided with the Board's decision to elect him to succeed Mr. Sharp as Chief Executive Officer when Mr. Sharp leaves that office in June 2000. The Company recommends the re-election of Ms. Feigin and Mr. McCollough to three-year terms. The Company recommends the re-election of Mr. Chalifoux to a two-year term. Mr. Chalifoux is nominated for a two-year term to have an even distribution of inside directors among the Board's classes.

  Although all the nominees have indicated their willingness to serve if elected, if at the time of the meeting any nominee is unable to or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person as the Board may designate.

  Information about the nominees for election as directors and the other directors of the Company whose terms of office do not expire this year appears below.

Nominees for Election to Three-Year Terms

              BARBARA S. FEIGIN, 62, a consultant specializing in strategic marketing and branding. She served as Executive Vice President, Worldwide Director of Strategic Services and member of the Agency Policy Council of Grey Advertising, Inc., the principal business of which is advertising and marketing communications, from 1983 until February 1999. She is a director of VF Corporation and VitaminShoppe.com, Inc. She has been a director of the Company since 1994.
  [PHOTO]

              W. ALAN MCCOLLOUGH, 50, President and Chief Operating Officer of the Company. Mr. McCollough joined the Company in 1987 as General Manager of Corporate Operations. He was elected Assistant Vice President in 1989, Vice President and Central Division President in 1991, Senior Vice President--Merchandising in 1994, President and Chief Operating Officer in 1997 and Chief Executive Officer, effective June 2000. He has been a director of the Company since December 1999.
  [PHOTO]

Nominee for Election to a Two-Year Term

              MICHAEL T. CHALIFOUX, 53, Executive Vice President, Chief Financial Officer and Secretary of the Company. Mr. Chalifoux joined the Company in 1983 as Corporate Controller and was elected Vice President and Chief Financial Officer in 1988. He became Senior Vice President and Chief Financial Officer in 1990, Secretary in 1993 and an Executive Vice President in 1998. He has been a director of the Company since 1991.
  [PHOTO]

Directors Whose Terms Do Not Expire This Year

              RICHARD N. COOPER, 65, Professor of Economics at Harvard University since 1981. He is a director of Phoenix Home Mutual Life Insurance Co. and CNA Corporation. He has been a director of the Company since 1983. His present term will expire in 2001.
  [PHOTO]

              JAMES F. HARDYMON, 65, retired as Chairman of Textron, Inc. in January 1999. Mr. Hardymon joined Textron, Inc., a global, multi-industry company with core businesses of aircraft, automotive, industrial and finance, in 1989 as President and Chief Operating Officer. He became Chief Executive Officer in 1992 and assumed the title of Chairman in 1993. He is a director of Air Products and Chemicals, Inc.; Fleet Boston Financial Corporation; Championship Auto Racing Teams, Inc.; Lexmark International, Inc.; American Standard Companies, Inc. and Schneider Electric, S.A. He has been a director of the Company since 1998. His present term will expire in 2002.
  [PHOTO]

              ROBERT S. JEPSON, JR., 56, Chairman and Chief Executive Officer of Jepson Associates, Inc., a private investment company, and Chairman of the Board and Chief Executive Officer of Jepson Vineyards, Ltd. Until 1999, Mr. Jepson also served as Chairman of the Board and Chief Executive Officer of Kuhlman Corporation. He is a director of AGL Resources, Inc. and Critz, Inc. He has been a director of the Company since 1997. His present term will expire in 2001.
  [PHOTO]

              HUGH G. ROBINSON, 67, Chairman and Chief Executive Officer, The Tetra Group, a consulting firm that provides construction management and business development services, since 1989. Mr. Robinson is a retired Major General from the United States Army. He is a director of A.H. Belo Corporation, TXU Electric Company, Imco Recycling, Inc. and Guaranty Federal Savings Bank. He has been a director of the Company since 1995. His present term will expire in 2002.
  [PHOTO]

              WALTER J. SALMON, 69, Stanley Roth Senior Professor of Retailing, Emeritus, Harvard Business School. Mr. Salmon became the Stanley Roth Senior Professor of Retailing in 1980 and added the title of emeritus in 1997. Mr. Salmon is a director of Hannaford Bros. Company; Home Runs, Inc.; Luby's Cafeterias, Inc.; The Neiman Marcus Group, Inc.; Harrah's Entertainment, Inc.; The Quaker Oats Company; Cole National Corporation and PetsMart, Inc. He has been a director of the Company since 1992. His present term will expire in 2001.
  [PHOTO]

              MIKAEL SALOVAARA, 46, Partner, Greycliff Partners, since 1991. Mr. Salovaara was a Limited Partner of The Blackstone Group L.P. from 1994 to 1996. The principal business of Greycliff Partners and The Blackstone Group L.P. is merchant banking. He has been a director of the Company since 1995. His present term will expire in 2002.
  [PHOTO]

              RICHARD L. SHARP, 53, Chairman of the Board and Chief Executive Officer of the Company. Mr. Sharp joined the Company as an Executive Vice President in 1982. He was President of the Company from June 1984 to March 1997 and became Chief Executive Officer in 1986 and Chairman of the Board in 1994. While remaining as Chairman of the Company, Mr. Sharp will step down as Chief Executive Officer in June 2000. He is a director of Flextronics International, Ltd. He has been a director of the Company since 1983. His present term will expire in 2001.
  [PHOTO]

              JOHN W. SNOW, 60, Chairman, President and Chief Executive Officer, CSX Corporation, a transportation company. Mr. Snow was elected President and Chief Executive Officer in 1989 and added the title of Chairman in 1991. He is a director of Johnson & Johnson, GTE Corporation and USX Corporation. He has been a director of the Company since 1996. His present term will expire in 2002.
  [PHOTO]

              ALAN L. WURTZEL, 66, Vice Chairman of the Board of the Company. Mr. Wurtzel joined the Company in 1966, was elected President in 1970 and served as Chief Executive Officer from 1972 to 1986. He also served as Chairman of the Board from 1984 until 1994, when he became Vice Chairman. He is a director of Dollar Tree Stores, Inc. He has been a director of the Company since 1966. His present term will expire in 2001.
  [PHOTO]

                      BENEFICIAL OWNERSHIP OF SECURITIES

  The following table sets forth information about the equity securities of the Company beneficially owned as of February 29, 2000, by (i) each executive officer named in the Summary Compensation Table; (ii) each director or nominee for director of the Company; (iii) directors and executive officers as a group; and (iv) each person who is known by the Company to own beneficially more than 5 percent of the outstanding shares of Circuit City Group Common Stock or CarMax Group Common Stock. Unless otherwise noted, each shareholder has sole voting power and sole investment power with respect to securities beneficially owned.

                                  Circuit City Group     Shares of                  Shares of
                                    Option Shares    Circuit City Group            CarMax Group
                                     Which May be       Common Stock               Common Stock
                                   Acquired Within      Beneficially               Beneficially
                                    60 Days After       Owned as of        Percent Owned as of        Percent
                                     February 29,       February 29,         of    February 29,         of
Name                                     2000             2000 (1)         Series      2000           Series
----                              ------------------ ------------------    ------- ------------       -------
Named Executive Officers
Richard L. Sharp**..............      2,097,500           2,533,737 (2)      1.2%           0             *
W. Alan McCollough**............        123,000             329,113 (3)        *            0             *
Richard S. Birnbaum.............        106,000             293,977 (3)        *            0             *
Michael T. Chalifoux**..........        264,000             470,793 (3)        *            0             *
John A. Fitzsimmons.............         48,000             121,871 (3)        *            0             *

Directors/Director Nominees
Richard N. Cooper...............         14,034              68,762            *            0             *
Barbara S. Feigin...............          4,938              12,421            *            0             *
James F. Hardymon...............              0               1,000            *            0             *
Robert S. Jepson, Jr............              0              20,000            *            0             *
Hugh G. Robinson................          4,200               4,880            *            0             *
Walter J. Salmon................         14,034              36,031            *            0             *
Mikael Salovaara................              0                   0            *            0             *
John W. Snow....................          4,066               9,666            *            0             *
Edward Villanueva...............          4,066             369,829 (4)        *            0             *
Alan L. Wurtzel.................          4,066             397,872 (5)        *            0             *

All directors, director nominees
 and executive officers as a
 group (22 persons).............      2,933,154           5,173,957 (3)(6)   2.5%     855,500 (7)(8)    3.3%

Beneficial Owners of More
 Than 5%
FMR Corp........................            N/A          10,992,961 (9)      5.4%         N/A
 82 Devonshire Street
 Boston, MA 02109
Montag & Caldwell, Inc..........            N/A          11,956,620 (10)     5.8%         N/A
 3455 Peachtree Road, NE,
 Suite 1200
 Atlanta, GA 30326-3248
AXA Financial, Inc..............            N/A                 N/A                 7,932,453 (11)     30.9%
 1290 Avenue of the Americas
 New York, NY 10104
Capital Research and
 Management Company
 and American Variable Insurance
 Series-Growth-Income Fund......            N/A                 N/A                 1,300,000 (12)      5.1%
 333 South Hope Street
 Los Angeles, CA 90071
Dimensional Fund Advisors Inc...            N/A                 N/A                 1,885,200 (13)      7.3%
 1299 Ocean Avenue, 11th Floor
 Santa Monica, CA 90401
Orbis Holdings Limited..........            N/A                 N/A                 1,600,000 (14)      6.2%
 34 Bermudiana Road
 Hamilton HM11 Bermuda

--------
 * Less than 1 percent of Class, based on the total number of shares of Circuit City Group Common Stock and CarMax Group Common Stock outstanding on April 21, 2000.
**   Messrs. Sharp, McCollough and Chalifoux are also directors of the Company.

(1) Includes the shares of Circuit City Group Common Stock that could be acquired through exercise of stock options within 60 days after February 29, 2000.

(2) Includes 133,000 shares held by the 1998 RLS Charitable Remainder Unitrust. Mr. Sharp disclaims beneficial ownership of all the aforementioned shares.

(3)  Includes restricted shares of Circuit City Group Common Stock as follows:
     Mr. McCollough 100,500; Mr. Birnbaum 40,500; Mr. Chalifoux 40,500; Mr. Fitzsimmons 40,500; and 106,920 awarded to other executive officers. See the Summary Compensation Table on page 9.

(4) Includes 28,200 shares held by Mr. Villanueva as trustee of trusts for the benefit of his children. Mr. Villanueva disclaims beneficial ownership of all the aforementioned shares.

(5) Includes 126,000 shares held by Mr. Wurtzel as trustee of trusts for the benefit of his children, 200,806 shares held by Alan Wurtzel Revocable Trust, 57,000 shares held by Alan Wurtzel Charitable Remainder Unitrust and 10,000 shares held by Alan Wurtzel Charitable Remainder Unitrust #3. Mr. Wurtzel disclaims beneficial ownership of all the aforementioned shares.

(6)  Beneficial ownership is disclaimed for a total of 570,406 shares.

(7) Includes the shares of CarMax Group Common Stock that could be acquired through the exercise of stock options within 60 days after February 29, 2000.

(8)  Beneficial ownership is disclaimed for a total of 36,000 shares.

(9) Information concerning the Circuit City Group Common Stock beneficially owned by FMR Corp. as of December 31, 1999, was obtained from a Schedule 13G dated February 11, 2000. FMR is a parent holding company. Members of the Edward C. Johnson 3d family may be deemed members of a group that controls FMR. The Schedule 13G indicates that the 10,992,961 shares beneficially owned include: (i) 10,651,300 shares or 5.2 percent of the outstanding shares of Circuit City Group Common Stock beneficially owned by Fidelity Management & Research Company ("Fidelity"), a registered investment adviser and a wholly-owned subsidiary of FMR Corp., as a result of acting as investment adviser to various registered investment companies (the "Fidelity Funds"); (ii) 307,161 shares or 0.2 percent of the outstanding shares of Circuit City Group Common Stock beneficially owned by Fidelity Management Trust Company, a bank and a wholly owned subsidiary of FMR Corp. (the "Fidelity Trust") as a result of its serving as investment manager of institutional accounts (the "Institutional Accounts"); and (iii) 34,500 shares beneficially owned by Fidelity International Limited ("FIL"), an investment adviser to various investment companies (the "International Funds") and certain institutional investors. According to the Schedule 13G, each of FMR, Mr. Johnson, and Fidelity Funds has sole dispositive power over the Fidelity Funds' shares, but neither FMR nor Mr. Johnson has sole power to vote these shares, a power which resides with the Fidelity Funds' Board of Trustees. Each of FMR and Mr. Johnson has sole dispositive power over the 307,161 shares beneficially owned by Fidelity Trust and sole voting power over 171,661 shares of the shares beneficially owned by Fidelity Trust. Strategic Advisers, Inc., a registered investment adviser and a wholly owned subsidiary of FMR Corp., provides investment advisory services to individuals. It does not have sole power to vote certain securities held for clients and has sole dispositive power over such securities. As such, FMR Corp.'s beneficial ownership may include shares beneficially owned through Strategic Advisers, Inc. FIL currently operates as an entity independent of FMR Corp. and Fidelity. FMR Corp. and FIL are of the view that they are not acting as a "group" for purposes of Section 13(d) under the Securities Exchange Act of 1934 and that they are not otherwise required to attribute to each other the "beneficial ownership" of securities "beneficially owned" by the other corporation within the meaning of Rule 13d-3 promulgated under the 1934 Act.

(10) Information concerning the Circuit City Group Common Stock beneficially owned by Montag & Caldwell, Inc. as of December 31, 1999, was obtained from a Schedule 13G dated January 24, 2000. According to the filing, Montag & Caldwell, Inc., an investment adviser registered under the Investment Advisers Act of 1940, has sole dispositive power of the 11,956,620 shares, but no voting power.

(11) Information concerning the CarMax Group Common Stock beneficially owned by AXA Financial, Inc. as of December 31, 1999, was obtained from a
      Schedule 13G dated February 14, 2000, filed by AXA Financial, Inc.; AXA, which beneficially owns a majority interest in AXA Financial, Inc.; and the Mutuelles AXA, which as a group control AXA. According to this filing, the interest of one entity, Alliance Capital Management L.P., an investment adviser registered under the Investment Advisers Act of 1940, amounted to 7,740,153 shares or 30.2 percent of the outstanding shares of CarMax Group Common Stock. The filing indicates that of the 7,932,453 shares beneficially owned, AXA Financial, Inc. has sole voting power for 277,198 shares, shared voting power for 7,654,900 shares, sole dispositive power for 7,935,753 shares and shared dispositive power for -3,300 shares.

(12) Information concerning the CarMax Group Common Stock beneficially owned as of December 31, 1999, by Capital Research and Management Company and American Variable Insurance Series-Growth-Income Fund was obtained from a Schedule 13G dated February 11, 2000. According to this filing, Capital Research and Management Company, an investment adviser registered under the Investment Advisers Act of 1940, has sole dispositive power for 1,300,000 shares, but disclaims beneficial ownership of any shares. American Variable Insurance Series-Growth-Income Fund, an investment company registered under the Investment Company Act of 1940, which is advised by Capital Research and Management Company, has sole voting power for 1,300,000 shares and no dispositive power for any of the shares.

(13) Information concerning the CarMax Group Common Stock beneficially owned by Dimensional Fund Advisors Inc. as of December 31, 1999, was obtained from a Schedule 13G dated February 3, 2000. According to this filing, Dimensional Fund Advisors Inc., an investment adviser registered under the Investment Advisers Act of 1940, has sole voting power and sole dispositive power for the 1,885,200 shares, but disclaims beneficial ownership of any shares. The Company has been informed that no account managed by Dimensional Fund Advisors Inc. holds more than 5 percent of CarMax Group Common Stock.

(14) Information concerning the CarMax Group Common Stock beneficially owned by Orbis Holdings Limited as of December 31, 1999, was obtained from a
      Schedule 13G dated February 15, 2000, filed by Orbis Holdings Limited; Orbis Asset Management Limited, which serves as a general partner to Orbis Optimal Global Fund, LP; and Orbis Investment Management Limited, which serves as an investment manager to Orbis Global Equity Fund Limited. According to this filing, Orbis Holdings Limited has shared voting power and shared dispositive power of 1,600,000 shares. Orbis Investment Management Limited has shared voting power and shared dispositive power of 1,503,000 of the 1,600,000 shares or 5.9 percent of the outstanding shares of CarMax Group Common Stock.

                      CERTAIN INFORMATION CONCERNING THE
                     BOARD OF DIRECTORS AND ITS COMMITTEES

  The Board of Directors held seven meetings during the fiscal year ended February 29, 2000. No director attended less than 75 percent of the aggregate number of meetings of the Board and of the committees on which he or she served.

  The Audit Committee is composed of Edward Villanueva, Chairman, Richard N. Cooper, Barbara S. Feigin, Hugh G. Robinson and Mikael Salovaara. Three meetings were held during the fiscal year ended February 29, 2000. The Audit Committee provides assistance to the Board of Directors in fulfilling their responsibility relating to the corporate accounting and reporting practices of the Company. Among other things, the Audit Committee reviews and recommends to the Board the independent auditors to be selected to audit the Company's financial statements. The Committee also reviews and makes recommendations to ensure the independence of the auditors. It reviews the scope of the proposed audits and audit procedures to be employed. When the audit is complete, the Audit Committee reviews it with management and separately with the auditors. The Committee also reviews, with the auditors and with management, the effectiveness of the Company's system of internal controls, as well as the Company's internal audit function.

  The Compensation and Personnel Committee is composed of Robert S. Jepson, Jr., Chairman, James F. Hardymon, Walter J. Salmon and John W. Snow. Four meetings were held during the fiscal year ended February 29, 2000. The functions of this Committee include reviewing, evaluating and approving the amount, design, and implementation of compensation programs for officers and key personnel, making awards under and administering the Company's stock incentive programs, reviewing and making recommendations with respect to senior management organization and reviewing the Company's programs for attracting and compensating management personnel at lower and middle levels.

  The Pension Investment Committee is composed of Mikael Salovaara, Chairman, Richard N. Cooper, Barbara S. Feigin, Edward Villanueva and Alan L. Wurtzel. Three meetings were held during the fiscal year ended February 29, 2000. The functions of this Committee include establishing the funding policy of the Employees' Retirement Plan of Circuit City Stores, Inc., appointing Pension Plan investment managers and allocating Pension Plan assets among managers for investment, employing accountants and actuaries for the Pension Plan, making recommendations to the Board concerning the appointment or removal of the Trustee for the Pension Plan, recommending investment objectives to be followed by the Trustee and investment managers and monitoring the performance of the Trustee and Pension Plan investment managers. This Committee also may make recommendations concerning investments to the Trustee and the investment managers.

  The Nominating and Governance Committee is composed of John W. Snow, Chairman, James F. Hardymon, Robert S. Jepson, Jr., Hugh G. Robinson, Walter
J. Salmon and Alan L. Wurtzel. Two meetings were held during the fiscal year ended February 29, 2000. The functions of this Committee include reviewing significant corporate governance issues and recommending changes to the Board as appropriate, recommending candidates for election as directors and reviewing and recommending policies with regard to the size and composition of the Board. The Committee considers nominees for the Board recommended by the Company's shareholders.

  The Company's Board of Directors embraces the principle that diversity in all respects both strengthens its membership and increases its effectiveness. The Board strives to select for its membership highly qualified individuals who are dedicated to advancing the interest of the Company's shareholders. When vacancies on the Board occur, the Nominating and Governance Committee seeks individuals who, based on their background and qualifications, can promote this goal in conjunction with the other members of the Board. The Committee actively seeks nominees who will bring diverse talents, experiences and perspectives to the Board's deliberations.

  In accordance with the Company's Bylaws, a shareholder who is interested in nominating a person to the Board should submit to the Secretary of the Company written notice of his or her intent to make such nomination. Such notice must be given either by personal delivery or by United States mail, postage prepaid, not later than 120 days in advance of the annual meeting, or with respect to a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. The contents of such notice must be as specified in the Company's Bylaws, a copy of which may be obtained by any shareholder who directs a written request for the same to the Secretary of the Company.

                      COMPENSATION OF EXECUTIVE OFFICERS

Executive Compensation

  Summary Compensation Table. The table below sets forth for the years ended February 29, 2000, and February 28, 1999 and 1998, the annual and long-term compensation for services in all capacities to the Company and its subsidiaries of those persons who at February 29, 2000, were the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company other than the CEO (the "Named Executive Officers"). The only stock appreciation rights (SARs) granted were Change of Control SARs (described on page 16), which were granted in connection with each of the options. No free-standing SARs have been granted. All of the following long-term compensation awards are Circuit City Group Common Stock awards. No CarMax Group Common Stock awards were granted to Named Executive Officers through fiscal year 2000. On June 15, 1999, the Board of Directors declared a two-for-one stock split of the outstanding Circuit City Group Common Stock. All shares and price per share information reflect this split.

                                       Annual              Long-Term
                                    Compensation      Compensation Awards
                                  ----------------- ---------------------------
                                                    Restricted      Securities
                                                      Stock         Underlying
Name and Principal         Fiscal Salary    Bonus   Awards (1)     Options/SARs
Position                    Year     $        $         $               #
------------------         ------ ------- --------- ----------     ------------
Richard L. Sharp..........  2000  991,450 1,492,500         0        200,000
 Chairman of the Board and  1999  944,911 1,235,000         0        190,000
 Chief Executive Officer    1998  854,757   630,000         0        166,000

W. Alan McCollough........  2000  712,219   815,625         0              0
 President and              1999  644,911   633,750         0              0
 Chief Operating Officer    1998  600,809   252,000 1,612,844 (2)          0

Richard S. Birnbaum.......  2000  621,065   558,000         0              0
 Executive Vice President   1999  587,988   442,500         0              0
 Operations                 1998  551,527   192,500 1,293,469 (2)     40,000

Michael T. Chalifoux......  2000  608,273   544,500         0              0
 Executive Vice President,  1999  562,219   431,250         0              0
 Chief Financial Officer    1998  492,154   175,000 1,293,469 (2)    168,000
 and Secretary

John A. Fitzsimmons.......  2000  552,604   412,500         0              0
 Senior Vice President      1999  527,604   393,750         0              0
 Administration             1998  505,911   175,000 1,293,469 (2)    168,000

--------
(1) The number and value of each executive officer's restricted stock holdings at the end of the fiscal year ended February 29, 2000, based on a closing price on that day for the Circuit City Group Common Stock of $40.4375 were as follows: Mr. McCollough: 100,500 shares with a total value of $4,063,969; and Messrs. Birnbaum, Fitzsimmons and Chalifoux:
     40,500 shares each with a value of $1,637,719 each.

(2) In fiscal 1998, Mr. McCollough was awarded 101,000 shares of restricted stock, and Messrs. Birnbaum, Chalifoux and Fitzsimmons were each awarded 81,000 shares of restricted stock. The amount in the above table is based on the closing price for Circuit City Group Common Stock, which was $15.97, on the date of the award. The stock will vest at the end of seven years with provisions for accelerated vesting based upon performance. Performance criteria are based on a total return on Circuit City Group Common Stock compared against a peer group consisting of publicly traded consumer electronics companies. Based on the Company's comparative performance, 25 percent of the awards vested in each of the fiscal years 1999 and 2000. Based on the Company's comparative performance, the maximum the awards may vest in any one year is 40 percent of the original grant. Dividends are paid on restricted stock during the restricted period.

  Options Grants in Last Fiscal Year. The table below sets forth for the fiscal year ended February 29, 2000, the grants of Circuit City Group Common Stock options to the Named Executive Officers. No SARs were granted in connection with these options.

                                                                   Potential Realization Value
                         Number of                                 at Assumed Annual Rates of
                         Securities % of Total                      Stock Price Appreciation
                         Underlying  Options   Exercise                  for Option Term
                          Options   Granted to  Price   Expiration ----------------------------
                          Granted   Employees    (1)       Date         5%            10%
                         ---------- ---------- -------- ---------- ------------- --------------
Richard L. Sharp........  200,000     12.82%   $40.8125  6/15/06   $   3,322,254 $   7,742,929
W. Alan McCollough......        0         0           -        -               0             0
Richard S. Birnbaum.....        0         0           -        -               0             0
Michael T. Chalifoux....        0         0           -        -               0             0
John A. Fitzsimmons.....        0         0           -        -               0             0

--------
(1) The exercise price for all of the options is the fair market value of the Circuit City Group Common Stock on the date of grant.

  Aggregated Options/SAR Exercises and Fiscal Year-End Option/SAR Value Table. The following table sets forth information concerning Circuit City Group Common Stock option exercises and fiscal year-end option/SAR values as of February 29, 2000, for the executive officers named in the Summary Compensation Table. The only SARs outstanding were Change of Control SARs (described on page 16).

                                                   Number of Securities        Value of Unexercised
                                                  Underlying Unexercised           In-the-Money
                          Number of                   Options/SARs at             Options/SARs at
                           Shares                    February 29, 2000           February 29, 2000
                          Acquired      Value    -------------------------   -------------------------
                         on Exercise  Realized   Exercisable Unexercisable   Exercisable Unexercisable
                         ----------- ----------- ----------- -------------   ----------- -------------
Richard L. Sharp........   979,500   $24,016,238         0     2,475,500 (1) $        0   $25,071,562 (1)
W. Alan McCollough......   209,000     5,522,916    50,000       218,000      1,169,000     5,285,000
Richard S. Birnbaum.....   304,000     7,150,425    42,000       244,000      1,009,700     5,939,400
Michael T. Chalifoux....   100,000     2,748,531   216,000       252,000      5,339,880     6,011,880
John A. Fitzsimmons.....   123,000     3,714,315         0       252,000              0     6,011,880

--------
(1) In fiscal 1997, Mr. Sharp was granted a special long-term option to purchase 2,000,000 shares of Circuit City Group Common Stock, which was designed to promote and reward extraordinary long-term performance by the Company through Mr. Sharp's leadership. The option is exercisable four years from the date of grant and expires six years from the date of grant. However, Mr. Sharp must stay with the Company for at least five years from the date of grant to obtain the benefit of the option. The exercise price for the option was $29.50, which was twice the trading price range of the Circuit City Group Common Stock when the option was granted. Therefore, the option only has value if the Circuit City Group Common Stock more than doubles in price within six years of the grant.

  Pension Plan/Benefit Restoration Plan. The following table illustrates estimated annual retirement benefits payable under the Company's defined benefit pension plan (the "Pension Plan") to persons in specified compensation and years of service classifications.

                                  Estimated* Annual Pension for Representative
                                            Years of Credited Service
  Highest Consecutive Five-Year   ---------------------------------------------
       Average Compensation         15           20             25             30            35
  -----------------------------   -------      -------      ---------      ---------      ---------
 $  500,000.....................  109,078      145,437        181,796        218,156        254,515
 $1,000,000.....................  221,578      295,437        369,296        443,156        517,015
 $1,500,000.....................  334,078      445,437        556,796        668,156        779,515
 $2,000,000.....................  446,578      595,437        744,296        893,156      1,042,015
 $2,500,000.....................  559,078      745,437        931,796      1,118,156      1,304,515
 $3,000,000.....................  671,578      895,437      1,119,296      1,343,156      1,567,015

--------
* For 2000, the Internal Revenue Code limit on the annual retirement benefits that may be paid from the Pension Plan was $135,000 and the limit on the amount of compensation that may be recognized by the Pension Plan was $170,000.

  The Pension Plan covers employees who satisfy certain age and service requirements. Benefits are based on a designated percentage of the average of compensation for the five highest of the last 10 consecutive years of employment, weighted according to years of credited service, and integrated with Social Security covered compensation. For Pension Plan purposes, compensation of participants includes base pay, bonuses, overtime and commissions and excludes amounts realized under any employee stock purchase plan or stock incentive plan. For Pension Plan purposes, compensation for those individuals listed in the Summary Compensation Table is substantially the same as the amounts listed under the Salary and Bonus headings.

  For purposes of the Pension Plan, credited years of past and future service for Messrs. Sharp, McCollough, Birnbaum, Chalifoux and Fitzsimmons will be 29, 28, 45, 29 and 21 years, respectively, at age 65.

  To maintain compensation competitiveness and to create a retirement program that restores benefits for the Company's more senior executives who are affected by Internal Revenue Code limits on benefits provided under the Company's Pension Plan, the Company implemented a retirement benefit restoration plan in fiscal year 1999. Subject to an annual limit, the benefit restoration plan and the Pension Plan together provide benefits to all employees affected by the Internal Revenue Code limits at approximately the same percentage of compensation as for other employees. The Named Executive Officers participate in this plan.

Report of Compensation and Personnel Committee

Compensation Philosophy

  The Compensation and Personnel Committee, which is composed entirely of outside independent directors, reviews, evaluates and approves the amount, design and implementation of the Company's compensation system for executive officers. The Committee believes that corporate performance and, in turn, shareholder value will be best enhanced by a compensation system that supports and reinforces the Company's key operating and strategic goals while aligning the financial interests of the Company's executive officers with those of the shareholders. The Company utilizes both short-term and long-term incentive compensation programs to achieve these objectives. Executive officer incentive compensation programs generally are tied to Company-wide achievement of annual financial goals and the market value of the Company's stock. The Committee believes that the use of Company-wide performance in setting goals promotes a unified vision for senior management and creates common motivation among the executives. Incentives may relate to performance of the Circuit City Group, the CarMax Group or both, depending on the responsibilities of the executives. For other salaried employees, the incentive compensation program is tied also to division, department or store business goals and, in some cases, individual performance.

  For the Company's 2000 fiscal year, the Committee made its compensation decisions based on a review of the Company's 1999 fiscal year performance and on the Company's budget and other projections for the 2000 fiscal year. The Company is subject to Internal Revenue Code provisions that may limit the income tax deductibility of certain forms of compensation paid to the executive officers named in the Summary Compensation Table that precedes this report. These provisions allow full deductibility of certain types of performance-based compensation. The Company's compensation practices, to the extent practicable, provide the maximum deductibility for compensation payments. Payments under the Annual Performance-Based Bonus Plan and awards under the Stock Incentive Plans qualify for deductibility under these provisions of the Internal Revenue Code.

Components of the Executive Compensation Program

  The Company's compensation program for executive officers consists generally of three components: base salary, an annual performance-based cash bonus and long-term stock incentives. In making compensation decisions for officers other than the Chief Executive Officer, the Committee considers the recommendations of the Chief Executive Officer, which may include a comparison of the compensation of the Company's executive officers with compensation of officers at certain other retail companies as well as other companies with which it competes for executive talent. Periodically, as it deems necessary, the Committee also will utilize the services of a compensation consultant to assist in its evaluation but did not do so for the 2000 fiscal year.

  As it deems necessary, the Committee compares various short- and long-term performance measures, including total shareholder return, return on average shareholders' equity, sales, net income and earnings per share for the Company and other companies with which it competes for executive talent. The Committee has not established any particular level at which overall compensation will be set in respect to the compensation peer group. The Committee believes that the total compensation of the Named Executive Officers is supported by the Company's competitive comparisons on the short- and long-term performance factors and is appropriate given the Company's overall performance. The individual elements of the executive compensation program are addressed below.

Annual Salary

  Each year, the Committee establishes salaries for executive officers. Such salaries are based on proposals submitted by the Company's Chief Executive Officer for the annual salaries of the executive officers other than himself. The Committee believes that the 2000 fiscal year salaries for executive officers are appropriate and that the salary levels also provide for a large percentage of total compensation to be at risk under the incentive programs. In evaluating individual executive officers, the Committee may also consider, among other factors, (1) a qualitative evaluation of the individual executive officer's performance provided by the CEO, (2) the job responsibilities of the individual executive, including changes in those responsibilities, and (3) the Company's performance in relation to its target financial goals for the prior fiscal year.

Annual Performance-Based Bonus

  All salaried employees are eligible to receive cash bonuses under the Annual Performance-Based Bonus Plan based on targets established each year by the Committee and approved by the Board of Directors. The Bonus Plan is designed to motivate the Company's employees to achieve the Company's annual operating and financial goals. The Bonus Plan allows the Committee to establish performance goals based on pre-tax earnings, earnings per share or both. The goals for the Bonus Plan are established with the purpose of continuing the Company's record of superior performance in comparison with its competitors.

  For the 2000 fiscal year, the Bonus Plan primarily measured the Company's achievement of its target financial goals for earnings per share and pre-tax earnings for Circuit City operations. The target EPS and pre-tax earnings goals were established early in the fiscal year as part of the Company's budgeting process and were approved by the Committee. Consistent with the Committee's compensation philosophy of tying a large percentage of total compensation to performance, the potential maximum bonus for each executive officer was a significant percentage of that individual's salary for the year. For the 2000 fiscal year, the target bonus amounts ranged from 50 percent of base salary, in the case of less senior executive officers, to 100 percent of base salary, in the case of the CEO.

  The amount of bonus payments depends upon the extent to which the Company achieves its target financial goals for the year. For the 2000 fiscal year, if the Company did not achieve 85 percent of the goal, no bonuses would be paid. For performance above the target, an additional bonus would be paid with a maximum bonus of 150 percent of the target bonus. The Company's performance for the 2000 fiscal year was earned at the maximum level and was paid at 150 percent.

Long-Term Incentive Compensation

  Grants under the Company's Stock Incentive Plans provide long-term incentive compensation and are a significant component of total compensation. These programs are a part of the Company's performance-based incentive compensation, rewarding officers as total shareholder value increases. For executive officers and other officers, grants under the Stock Incentive Plans are made in the form of nonqualified stock options and restricted stock. Grants based on Circuit City Group Common Stock are used for officers whose duties are principally for the Circuit City Group and grants based on CarMax Group Common Stock, for officers whose duties are principally for the CarMax Group.

  The Committee considers stock-based grants to be an important means of ensuring that executive officers have a continuing incentive to increase the long-term return to shareholders and the value of the Company's stock. Stock-based grants also aid in retention of executives.

  Stock options generally vest and become exercisable ratably over a period of four years from the date of grant and may be exercised within eight years of the date of grant. The number of stock options to be granted to a particular executive officer is determined by the Committee. The Committee primarily uses a formula based on an individual's target bonus for the fiscal year and the market price of the Company's stock, as well as the results of periodic compensation surveys to determine the appropriate grant size. No survey was done for the 2000 fiscal year. Because the value of stock options is entirely a function of increases in the value of the Company's stock, the Committee believes that this component of the Company's compensation arrangement closely aligns the interests of the executive officers with those of the Company's shareholders.

  During the 1998 fiscal year, an additional long-term incentive program was instituted for senior management using restricted stock under the Stock Incentive Plan. The program provides for vesting at the end of a seven-year period if the executive's employment continues. Accelerated vesting of the stock may occur based on the Company's total shareholder return on Circuit City Group Common Stock measured against the performance of a peer group. Based on the Company's comparative performance, 25 percent of the awards vested in the 2000 fiscal year.

Other Matters

  To maintain compensation competitiveness and to create a retirement program that restores benefits for the Company's more senior executives who are affected by Internal Revenue Code limits on benefits provided under the Company's Pension Plan, the Company maintains a retirement benefit restoration plan. Subject to an annual limit, the benefit restoration plan and the Pension Plan together provide benefits to all employees affected by the Internal Revenue Code limits at approximately the same percentage of compensation as for other employees. The Named Executive Officers participate in this plan.

Chief Executive Officer's Compensation

  The Committee determined the compensation of Richard L. Sharp, the Company's Chairman and CEO, for the 2000 fiscal year in a manner consistent with the guidelines and policies described above. The Committee approved an increase in Mr. Sharp's salary based upon a review of his performance. The Committee kept Mr.

Sharp's performance bonus target at 100 percent of salary. Mr. Sharp's bonus was based upon the performance of the Circuit City Group and the CarMax Group according to the relative time that Mr. Sharp devoted to each group. Mr. Sharp received a stock option grant for the 2000 fiscal year under the same formula as described above. Mr. Sharp did not receive a restricted stock grant under the long-term incentive program in the 1998 fiscal year.

  In establishing Mr. Sharp's compensation, the Committee has previously compared his compensation with the compensation of the CEOs of the compensation peer group in relation to the relative performance of the Company with respect to the compensation peer group but did not make a comparison for the 2000 fiscal year. For setting Mr. Sharp's 2000 fiscal year compensation, the Committee also considered the Company's performance during the 1999 fiscal year and the competitive environment. The Committee recognizes Mr. Sharp's leadership skills in assembling and developing a strong management team and guiding the Company through its significant growth during the last decade.

  The Committee believes that the structure of incentives to Mr. Sharp has been appropriate for Mr. Sharp's role as Chairman and CEO in the overall operations of the Company and his role in the development of Mr. McCollough, currently President of Circuit City and slated to become President and Chief Executive Officer of the Company in June, as well as his contribution to the development of Mr. Ligon, the CarMax President.

  The Committee believes that Mr. Sharp's actual compensation for the 2000 fiscal year was appropriate in light of all of the above considerations.

                                     COMPENSATION AND PERSONNEL COMMITTEE

                                          Robert S. Jepson, Jr., Chairman
                                                 James F. Hardymon
                                                  Walter J. Salmon
                                                    John W. Snow

Performance Graphs

                              [GRAPH APPEARS HERE]
TOTAL RETURN TO SHAREHOLDERS

Fiscal Year                       1995       1996       1997      1998       1999       2000
Circuit City Group Common Stock   $100     $137.54    $145.68   $180.76    $254.73    $380.37
S&P 500 Index                     $100     $134.70    $169.94   $229.43    $274.71    $306.93
S&P Retail Stores Composite       $100     $110.38    $135.84   $207.81    $305.33    $293.42

                              [GRAPH APPEARS HERE]
TOTAL RETURN TO SHAREHOLDERS

Fiscal Year                      2/4/97      2/28/97      2/28/98      2/28/99        2/29/00
Carmax Group Common Stock         $100       $ 91.48      $ 42.05      $ 20.46        $  7.39
S&P 500 Index                     $100       $100.20      $135.27      $161.97        $180.97
S&P Retail Stores Composite       $100       $107.21      $164.01      $240.97        $231.57

Employment Agreements and Change-In-Control Arrangements

  The Company has employment agreements with each of the Named Executive Officers. Generally, these agreements provide for annual salary review and participation in the Company's bonus, stock incentive and other employee benefit programs. They also provide for continuation of base salary for specified periods following termination by the Company without cause (two years in the case of Mr. Sharp, one year for the other Named Executive Officers). In such circumstances, the agreements also generally provide that the employee will be paid any bonus to which he would otherwise be entitled for that year, such bonus to be prorated if termination occurs in the first six months of the year. The salary continuation generally extends for another year if the termination without cause follows a change of control. The Company's salary continuation obligation will decrease by up to 50 percent if the individual secures alternative employment; however, no decrease will occur if the termination is related to a change of control. In addition, if the employee voluntarily terminates the employment relationship within one year following a change of control, the employee will be entitled to continuation of base salary for a specified period of time (two years in the case of Mr. Sharp, one year for the other Named Executive Officers) and potential payment of a bonus as indicated above. Each agreement contains provisions confirming the employee's obligation to maintain the confidentiality of proprietary information and not to compete with the Company for a specified period of time after the termination of his employment. The agreement with Mr. Birnbaum became effective in 1983. The agreement with Mr. Fitzsimmons became effective in 1988. The agreement with Mr. Sharp became effective in 1986 and the agreement with Mr. Chalifoux became effective in 1989. The agreement with Mr. McCollough became effective in 1995. The current base salaries of Messrs. Sharp, McCollough, Birnbaum, Chalifoux and Fitzsimmons under their employment agreements are $995,000, $725,000, $620,000, $605,000, and $550,000,
respectively.

  The Named Executive Officers have been granted SARs in connection with some of the stock options granted to them under the Company's stock incentive plans. The options also provide for accelerated vesting in the event of a change of control. The SARs are Change of Control SARs that may only be exercised in the event of a change of control. Upon exercise of the SAR and the surrender of the related option, the holder is entitled to receive cash from the Company in the amount of the spread between the option exercise price and the market value of the Common Stock at the time of exercise, which value is determined by a formula designed to take into account the effect of the change of control. As of February 29, 2000, all outstanding Common Stock options and SARs relate to Circuit City Group Common Stock.

                           COMPENSATION OF DIRECTORS

  Directors who are not employees receive compensation of $6,875 per calendar quarter, plus $1,000 for attendance at each Board meeting and $500 for attendance at each committee meeting. Directors who serve as committee chairmen receive additional annual compensation of $2,000. Employees who are also directors do not receive directors' fees.

  Directors who are not full-time employees of the Company also receive awards under the 1989 Non-Employee Directors Stock Option Plan. Stock option grants under the 1989 Plan are automatic and relate to both Circuit City Group Common Stock and CarMax Group Common Stock. Every year on the date of the annual meeting of the Company's shareholders, stock options are automatically granted to each eligible director. If elected on a date other than the annual meeting date, a director also may be entitled to a grant at that time depending on the amount of time between the election and the next annual meeting. The options generally become exercisable three years after the date of the grant. The 1989 Plan provides that the number of shares of Circuit City Group Common Stock and CarMax Group Common Stock subject to the options is determined under a formula that gives each director an aggregate exercise price of $75,000. The options are divided between the Circuit City Group Common Stock and the CarMax Group Common Stock based on the relative market value of the two series. The exercise price of the option is the last reported sale price per share for the series on the New York Stock Exchange (or the exchange on which such shares are then traded) on the date of grant, or, if the shares did not trade on the date of grant, on the last day before the date of grant on which such shares traded. A like number of Change of Control SARs are automatically granted in connection with each stock option grant.

  On June 15, 1999, ten directors who are not full-time employees were each granted 209 CarMax Group Common Stock options at an option price of $6.0625 per share and 1,806 Circuit City Group Common Stock options at an option price of $40.8125 per share. These grants were under the 1989 Plan.

  See Item Two for information on a new stock incentive plan for directors, which will, if approved by shareholders, replace the 1989 Plan.

                           SECTION 16(a) COMPLIANCE

  Section 16(a) of the Securities Exchange Act requires the Company's officers, directors and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Officers, directors and greater than 10 percent shareholders are required by regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

  Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file Form 5 for specified fiscal years, the Company believes that all its officers, directors and any greater than 10 percent beneficial owners complied with all of the filing requirements applicable to them with respect to transactions during the fiscal year ended February 29, 2000.

                       ITEM TWO--PROPOSAL TO APPROVE THE
               2000 NON-EMPLOYEE DIRECTORS STOCK INCENTIVE PLAN

Introduction

  The shareholders are being asked to consider and approve the Company's 2000 Non-Employee Directors Stock Incentive Plan (the "2000 Plan"), as set forth in Appendix A. The Board of Directors has adopted the 2000 Plan reflected in this Proposal Two, subject to approval of this Proposal by shareholders. The description of the 2000 Plan is qualified in its entirety by reference to the text of the 2000 Plan set forth in Appendix A.

  The 2000 Plan is intended to encourage ownership in the Company by members of the Board of Directors who are not full-time employees of the Company, in order to promote long-term shareholder value and to provide these individuals with an additional incentive to continue as directors of the Company.

General

  The 2000 Plan authorizes incentive awards to directors who are not full-time employees of the Company in the form of stock options, stock appreciation rights or restricted stock. If approved by shareholders, the 2000 Plan will replace the 1989 Non-Employee Directors Stock Option Plan and no further grants will be made under that plan. In particular, the grants which would otherwise be made under the 1989 Plan on the 2000 annual meeting date will not be made. Grants to directors for the current fiscal year would be made under the 2000 Plan.

Amount of Stock Available for Awards

  The number of shares of Common Stock reserved for grant under the 2000 Plan is 100,000 shares of Circuit City Group Common Stock. In addition, shares of Circuit City Group Common Stock and shares of CarMax Group Common Stock that have not been issued and shares allocated to options or portions thereof that expire or otherwise terminate unexercised under the 1989 Plan may be subjected to an award under the 2000 Plan. At the end of fiscal year 2000, approximately 20,000 shares of Circuit City Group Common Stock and 40,000 shares of CarMax Group Common Stock remained available for grants under the 1989 Plan. Thus, with the shares that will transfer from the 1989 Plan, approximately 120,000 shares of Circuit City Group Common Stock and 40,000 shares of CarMax Group Common Stock will be available for grants under the 2000 Plan. Therefore, no additional shares of CarMax Group Common Stock are being reserved at this time. Any shares of a series of Common Stock (i) that have not been issued under the 2000 Plan and that are allocable to awards or portions thereof that expire or otherwise terminate unexercised, or (ii) that are restricted stock and are reacquired by the Company as a result of a forfeiture of such shares pursuant to the 2000 Plan, in each case, may be subjected to an award under the 2000 Plan relating to shares of such series. The number of shares of each series of Common Stock available for issuance pursuant to the 2000 Plan and the terms of outstanding awards are subject to adjustment by the Board of Directors in the event of a stock dividend, stock split, subdivision or consolidation of shares or other similar changes in the capitalization of the Company.

Administration

  The Board of Directors administers the 2000 Plan and has the complete discretion to determine when to grant incentive awards, which eligible non-employee directors will receive incentive awards, whether the award will be an option, stock appreciation right or restricted stock, the number of shares to be allocated to each incentive award, and which series of Common Stock will be covered by the award. The Board of Directors may impose conditions on the exercise of options and stock appreciation rights and upon the transfer of restricted stock received under the 2000 Plan and may impose such other restrictions and requirements as it may deem appropriate. The 2000 Plan is intended to conform to the provisions of Rule 16b-3.

Options

  All options to purchase shares of Common Stock granted under the 2000 Plan are nonstatutory stock options. The option price of Common Stock may not be less than 100% of the fair market value of the series of Common Stock on the date of the option grant. Fair market value is determined by the Board of Directors based on the then prevailing price of the series of Common Stock on the exchange on which it generally has the greatest trading volume.

  Options may be exercised only at such times as specified by the Board of Directors. If the option provides, an optionee exercising an option may pay the purchase price in cash, by delivering shares of the same series of Common Stock as the shares to which the option relates, or by delivering an exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds from the option shares to pay the exercise price.

Stock Appreciation Rights

  The Board of Directors may award stock appreciation rights under the 2000 Plan. When the stock appreciation right is exercisable, the holder may surrender to the Company all or a portion of the unexercised stock appreciation right and receive in exchange an amount equal to the difference between (i) the fair market value on the date of exercise of the designated series of Common Stock covered by the surrendered portion of the stock appreciation right and (ii) the fair market value of such series of Common Stock on the date the stock appreciation right was awarded. The Company's obligation arising upon exercise of a stock appreciation right may be paid in the series of Common Stock to which the right relates or in cash, or in any combination of the two, as the Board of Directors may determine.

Restricted Stock

  Restricted stock in either series of Common Stock may be issued pursuant to the 2000 Plan. Restricted stock is subject to the following general restrictions: (i) no shares may be sold, transferred, pledged, or otherwise encumbered or disposed of until the restrictions have lapsed or been removed under the provisions of the 2000 Plan, and (ii) if a holder of restricted stock ceases to serve as a director of the Company, any shares of restricted stock on which the restrictions have not lapsed or been otherwise removed will be forfeited. The Board of Directors may impose further restrictions on restricted stock awards, including additional events of forfeiture.

Transferability of Awards

  Options and stock appreciation rights may be transferable by a participant and exercisable by a person other than a participant, but only to the extent specifically provided in the terms of the award.

Modification of the Plan

  The Board of Directors may terminate or amend the 2000 Plan in such respects as it deems advisable, provided that no change will be made that increases the total number of shares of Common Stock reserved for issuance under the 2000 Plan unless such change is approved by the shareholders of the Company. If not sooner terminated by the Board, the 2000 Plan will terminate at the close of business on February 28, 2010.

Federal Income Tax Consequences

  A non-employee director does not incur federal income tax when granted a nonstatutory stock option, a stock appreciation right or restricted stock.

  Upon exercise of a nonstatutory option or a stock appreciation right, a non-employee director generally will recognize ordinary compensation income equal to the difference between the fair market value of the series of Common Stock on the date of the exercise and the option price. A non-employee director may deliver shares of the same series of Common Stock instead of cash to acquire shares under a nonstatutory stock option without having to recognize taxable gain on any appreciation in value of the shares delivered.

  In general, a non-employee director who has received shares of restricted stock will include in gross income as compensation income an amount equal to the fair market value of the shares of restricted stock at the time the restrictions lapse or are removed. Such amount will be included in income in the tax year in which such event occurs.

  This summary of federal income tax consequences of incentive awards granted under the 2000 Plan does not purport to be complete. State, local and foreign income taxes also may be applicable to the transactions described above.

Vote Required

  The 2000 Non-Employee Directors Stock Incentive Plan will be approved if the votes cast in favor of approval of the 2000 Plan exceed the votes cast against approval.

  THE BOARD OF DIRECTORS BELIEVES THAT THE APPROVAL OF THE 2000 NON-EMPLOYEE DIRECTORS STOCK INCENTIVE PLAN IS IN THE BEST INTEREST OF ALL SHAREHOLDERS AND, ACCORDINGLY, RECOMMENDS A VOTE FOR THIS PLAN.

          ITEM THREE--PROPOSAL TO AMEND THE 1994 STOCK INCENTIVE PLAN

Introduction

  In 2000, the Board of Directors of the Company approved, subject to shareholder approval, amendments to the Company's 1994 Stock Incentive Plan. The amendments are summarized below:

Amendments to the Plan

  The amendments to the Plan increase the number of shares of Circuit City Group Common Stock reserved for issuance thereunder from 17,000,000 to 26,000,000 shares and the number of shares of CarMax Group Common Stock reserved for issuance thereunder from 7,700,000 shares to 9,700,000 shares.

Reasons for the Amendments

  At May 1, 2000, approximately 1,500,000 shares of Circuit City Group Common Stock and 300,000 shares of CarMax Group Common Stock remained available for grants under the Plan. The additional shares will allow the continuation of the Company's policy of providing incentive awards in the form of stock options, stock appreciation rights or restricted stock to selected employees. These incentive awards provide a means for selected employees to increase their personal financial interest in the Company, thereby stimulating the efforts of these employees and strengthening their desire to remain with the Company. Awards are made in Circuit City Group Common Stock for Circuit City employees and CarMax Group Common Stock for CarMax employees.

Principal Features of the Plan

  The principal features of the Plan are summarized below. The summary is qualified by reference to the actual provisions of the Plan, a copy of which is available to any shareholder or incentive award recipient upon written request to the Company.

  The Plan authorizes incentive awards in the form of stock options, stock appreciation rights or restricted stock. All present and future employees of the Company are eligible to receive incentive awards under the Plan. No more than 3,000,000 shares of Common Stock may be allocated to awards granted to any employee during any single calendar year.

  The Compensation and Personnel Committee of the Board of Directors administers the Plan and has the complete discretion to determine when to grant incentive awards, which eligible employees will receive incentive awards, whether the award will be an option, stock appreciation right or restricted stock, whether stock appreciation rights will be attached to options, and the number of shares to be allocated to each incentive award. The Committee may impose conditions on the exercise of options and stock appreciation rights and upon the transfer of restricted stock received under the Plan and may impose such other restrictions and requirements as it may deem appropriate.

  Options to purchase shares of Common Stock granted under the Plan may be incentive stock options or nonstatutory stock options. The option price of Common Stock may not be less than 100 percent (or, in the case of an incentive stock option granted to a 10 percent shareholder, 110 percent) of the fair market value of the Common Stock on the date of the option grant. The value of incentive stock options, based on the exercise price that can be exercisable for the first time in any calendar year, is limited to $100,000.

  Options may only be exercised at such times as specified by the Committee, provided, however, that incentive stock options may be exercised only within the periods permitted by the Internal Revenue Code. No option may be exercised by a person subject to Section 16(b) of the Exchange Act within the first six months from the date it is granted (except in the case of an optionee who becomes disabled or dies or in the case of an option that becomes exercisable as a result of a change of control).

  If the option so provides, an optionee exercising an option may pay the purchase price in cash; by causing shares of Common Stock to be withheld from the option shares; by delivering shares of the same series of Common Stock as the shares to which the option relates; by delivering a promissory note or by delivering an exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds from the option shares to pay the exercise price.

  The Committee may award stock appreciation rights under the Plan either with or without related options. When the stock appreciation right is exercisable, the holder may surrender to the Company all or a portion of the unexercised stock appreciation right and receive in exchange an amount equal to the difference between (i) the fair market value on the date of exercise of the Common Stock covered by the surrendered portion of the stock appreciation right and (ii) the exercise price of the Common Stock under the related option or, if not related to an option, the fair market value of such Common Stock on the date the stock appreciation right was awarded. The Company's obligation arising upon exercise of a stock appreciation right may be paid in the series of Common Stock to which the right relates or in cash, or in any combination of the two, as the Committee may determine.

  Restricted stock issued pursuant to the Plan is subject to the following general restrictions: (i) no shares may be sold, transferred, pledged, or otherwise encumbered or disposed of until the restrictions have lapsed or been removed under the provisions of the Plan, and (ii) if a holder of restricted stock ceases to be employed by the Company, any shares of restricted stock on which the restrictions have not lapsed or been otherwise removed will be forfeited. The Committee may impose further restrictions on restricted stock awards, including additional events of forfeiture.

  Unless otherwise provided in the terms of the award, no options or stock appreciation rights and no shares of restricted stock (during the applicable period of restriction) may be sold, transferred, pledged, or otherwise disposed of, other than by will or by the laws of descent and distribution and all rights granted to a participant under the Plan shall be exercisable during his or her lifetime only by such participant, or his or her guardians or legal representatives. Upon the death of a participant, his or her personal representative or beneficiary may exercise the rights under the Plan.

  The Board of Directors may amend the Plan in such respects as it deems advisable provided that if and to the extent required by the Internal Revenue Code, no change will be made that increases the total number of shares of Common Stock reserved for issuance under the Plan, expands the class of persons eligible to receive awards or materially increases the benefits accruing to participants under the Plan, unless such change is approved by the shareholders of the Company.

Federal Income Tax Consequences

  An employee does not incur federal income tax when granted a nonstatutory stock option, an incentive stock option, a stock appreciation right or restricted stock.

  Upon exercise of a nonstatutory option or a stock appreciation right, an employee generally will recognize ordinary compensation income, which is subject to income tax withholding by the Company, equal to the difference between the fair market value of the Common Stock on the date of the exercise and the option price. When an employee exercises an incentive stock option, the employee generally will not recognize income, unless the employee is subject to the alternative minimum tax.

  An employee may deliver shares of Common Stock instead of cash to acquire shares under an incentive stock option or nonstatutory stock option without having to recognize taxable gain (except in some cases with respect to statutory option stock) on any appreciation in value of the shares delivered. Statutory option stock is stock acquired upon the exercise of incentive stock options.

  In general, an employee who has received shares of restricted stock will include in gross income as compensation income an amount equal to the fair market value of the shares of restricted stock at the time the restrictions lapse or are removed. Such amount will be included in income the tax year in which such event occurs.

  The Committee has authority under the Plan to adopt procedures to give a participant the right to deliver already owned shares of the same series of Common Stock as the shares to which the award relates or to have a portion of the shares that would otherwise be acquired under an award withheld to cover tax liabilities. An employee will recognize taxable gain or loss on the already owned shares delivered to cover tax liabilities as if the shares had been sold for their fair market value.

  The Company usually will be entitled to a business expense deduction at the time and in the amount that the recipient of an incentive award recognizes ordinary compensation income in connection therewith. No deduction is allowed in connection with an incentive stock option, unless the employee disposes of Common Stock received upon exercise in violation of the holding period requirements. Moreover, there can be circumstances when the Company may not be entitled to a deduction for certain transfers of Common Stock or payments to an employee upon the exercise of an incentive award that has been accelerated as a result of a change of control. This summary of federal income tax consequences of incentive awards granted under the Plan does not purport to be complete. State, local and foreign income taxes also may be applicable to the transactions described above.

Vote Required

  The amendments to the Plan will be approved if the votes cast in favor of approval of the amendments at the annual meeting exceed the votes cast against approval.

  THE BOARD OF DIRECTORS BELIEVES THAT APPROVAL OF THE AMENDMENTS TO THE 1994 STOCK INCENTIVE PLAN IS IN THE BEST INTEREST OF ALL SHAREHOLDERS AND, ACCORDINGLY, RECOMMENDS A VOTE FOR THE AMENDMENTS TO THE 1994 STOCK INCENTIVE PLAN.

                  ITEM FOUR -- SHAREHOLDER PROPOSAL REGARDING
                       A REPORT ON EMPLOYMENT PRACTICES

  The Company's Board of Directors recommends that shareholders vote AGAINST the following shareholder proposal submitted by the Congregation of the Passion, Catholic Healthcare West, The William Caspar Graustein Memorial Fund, The General Board of Pension and Health Benefits of the United Methodist Church and the Sisters of St. Dominic of Caldwell, New Jersey, all institutional shareholders. Upon receiving an oral or written request, the Company will furnish the address and number of shares of Common Stock held by these shareholders, who have submitted the following supporting statement and shareholder proposal:

Shareholder Proposal

  Equal employment is a key issue for shareholders. The bipartisan Glass Ceiling Commission Study released in 1995 explains that a positive diversity record has a positive impact on the bottom line. This study is important for shareholders because it shows how many corporations in the United States select for advancement from less than 50 percent of the total talent available in our work force.
  . Women and minorities comprise 57 percent of the work force, yet represent only 3 percent of executive management positions.
  . Women who were awarded more than half of all master degrees represent less than 5 percent of senior-level management positions.
These statistics show the limits placed on selecting the most talented people for top management positions.

  Workplace discrimination has created a significant burden for shareholders. Recently, companies including Shoney's Incorporated, Denny's, and Hughes Aircraft have posted multi-million dollar losses as a result of settling various discrimination lawsuits. In 1996 Texaco settled the largest racial discrimination lawsuit in U.S. history, costing a reported $170 million to the company and stockholders. Texaco's public image was tarnished and the company faced a consumer boycott. In 1998 Smith Barney agreed to spend $15 million on diversity programs to settle a case brought by plaintiffs charging sexual harassment. The high cost of litigation, potential loss of government contracts, and the financial consequences of a damaged corporate image resulting from discrimination allegations make this issue a high priority for stakeholders.

  More than 150 major employers publicly report on work force diversity to their shareholders. Primary examples are Disney/ABC Commitment Report, USAir Affirming Workplace Diversity Report, Intel Diversity Report, Monsanto Diversity Report, and Texaco Diversity Report. These companies and many others regularly provide reports describing diversity progress and challenges. Often companies will also include this information in their annual reports.

  RESOLVED: Shareholders request our company prepare a report at reasonable cost, which should exclude confidential information. This report shall be made available to shareholders and employees four months from the date of the annual meeting and shall include:

  1. A chart identifying employees by sex and race in each of the nine major EEOC defined job categories for 1997, 1998 and 1999 listing actual numbers and percentages in each category.

  2. A summary description of any Affirmative Action policies and programs to improve performance, including job categories where women and persons of color are underutilized. This description should include any policies and programs specifically oriented toward increasing the number of managers who are qualified females and/or belonging to ethnic minority groups, summarizing the current numbers of persons by race and gender in management.

  3. A general description of how our company publicizes its affirmative actions policies and programs to merchandise suppliers and service providers.

  4. A description of any policies and programs directing the purchase of goods and services to minority and/or female owned business enterprises.

  5. A report on any material litigation in which the company is involved concerning race, gender or the physically challenged.

Board of Directors' Statement in Opposition

  This proposal is substantially the same as one that received 14% of shareholder votes at last year's annual meeting. The Board's view, reiterated here, is essentially unchanged from that included in last year's proxy statement.

  The Company's Board of Directors and management strongly endorse, and enforce, equal opportunity in all phases of the Company's relationships with shareholders, employees, customers and vendors. The Company's Code of Business Conduct stresses its longstanding "commitment to the highest ethical and moral ideals." It communicates the expectation that every employee "act at every opportunity, according to the highest standards of ethical business conduct" and "maintain the highest level of personal integrity in performing their daily responsibilities and in working with other Associates, Customers, Vendors and Competitors."

  The Board believes that this commitment requires the Company's business decisions to be untainted by consideration of any impermissible factors not directly related to individual merit, mutual respect and value to the shareholders. The future of the Company depends on the success of all of its business relationships, especially those with its employees.

  The Company's Code of Business Conduct also mandates compliance with all Equal Employment Opportunity laws, which is "central to and embodied in our personnel philosophy of Treating Associates with Respect." This guiding principle of the Company's human resources philosophy directs the Company's relationships with all applicants and employees. The Company clearly states its equal employment opportunity policy in its recruitment advertisements and its application material and widely publicizes the policy and practice among its employees. The associate handbook, as well as prominent postings in all Company locations, describes in detail the requirement of "Treating Each Other with Respect." Circuit City firmly believes that the workplace must be free from disrespect and discrimination. It will not tolerate offensive behavior. This commitment goes far beyond the legal standards prohibiting workplace discrimination and sets a much higher standard for workplace behavior at the Company.

  In the execution of this philosophy, the Company maintains extensive avenues of internal communication to encourage open and honest dialog with its employees and to provide them with effective mechanisms to bring any concerns to the attention of their immediate managers, human resources personnel or senior management. Further, the Company requires all of its managers to participate in and successfully complete training on both the applicable legal requirements and the Company's higher "respect" standard for fairly and consistently selecting and managing our workforce. Also, the Company makes every effort to stimulate interest among the broadest base of qualified internal and external applicants to fuel our continuing growth while maintaining our high performance standards. Those efforts include specific recruitment strategies directed at minority student populations. They also include the Company's Management Development program in the store organization which allows every employee who meets minimum qualifications to self-nominate for advancement by expressing his or her interest in promotion. By successful completion of self-paced modules designed to encourage professional development and provide management assistance for acquiring and improving necessary skills, every employee has the ability to be the architect of his or her own growth within the organization. The Company's commitment is that every employee who wishes to participate in this process will have the opportunity to do so.

  Based on the concerns stated in support of the proposal about settlement and other costs associated with major discrimination lawsuits, the Board believes the proposal may have been motivated to some degree by publicity surrounding employment discrimination litigation in 1996 involving the promotion practices at the

Company's headquarters. The Board recognizes that the plaintiffs' success on three out of 50 claims and total monetary award (including punitive damages) of less than $300,000 was widely reported. However, less publicity surrounded the later appellate decisions, which vacated sweeping injunctive relief, the pattern and practice finding and substantial attorneys fees awarded to the plaintiffs at the trial level. A punitive damage award of $272,000 was also vacated by the appellate court, based on its conclusion that the Company's conduct was not egregious. Because of the United States Supreme Court's announcement last summer of a new standard for such awards, the appellate court recently reconsidered its decision on the punitive damages aspect of the case and reinstated that portion of the plaintiff's award. Otherwise, only the monetary awards to two plaintiffs and a sole court-ordered promotion remain in effect. The trial court has yet to issue a revised order regarding attorneys' fees. The Board believes the appellate decision clears the Company of accusations of widespread disparate treatment, highlights the plaintiffs' low degree of success and more than justifies its support of management's decision to vigorously defend the case. The Board is adamant that any, even isolated, incidence of discrimination is deplorable and unacceptable in our Company. It is also proud of the Company's equal employment record and continues to believe that the shareholders' interests are served by vigorous defense of meritless claims. Clearly, any suggested comparison between the Company's experience and the multi-million dollar settlements by other major corporations is grossly inaccurate and unwarranted.

  Considered against this factual background, the Board believes the proposal is unnecessary and inappropriate. In the Board's view, the proposal also fails to take into account the nature of the Company's business and misapprehends both required and legally permissible practices by the Company. The Board is informed that private employers, which are not government contractors and are not subject to court-ordered remedial action for past discrimination, may not legally make employment or contracting decisions based upon consideration of race and gender regardless of whether the decision impermissibly favors or disfavors a protected group.

  Circuit City is not a government contractor and is not subject to court-ordered remedial action for past discrimination. Many of the employers referenced in the proposal do fall into at least one of these categories, requiring them to make certain business decisions on the basis of race and/or gender. As such, no valid comparison can be made between Circuit City and these other companies. Thus, Circuit City does not have, and cannot legally maintain, policies and programs of the type the proposal asks us to describe. The Board reiterates its commitment and direction that management continue to make employment and contracting decisions based on qualification and merit, without regard to race, gender or other protected characteristics.

  The proposal also seeks publication of a report that the Company prepares and files on a confidential basis with governmental authorities. While these reports in fact illustrate the Company's commitment to equal opportunity, the Board does not believe that public dissemination of these reports will promote the goal of equal employment opportunity in any meaningful way. Furthermore, in order to obtain consistent statistical information across all categories of employers, the government requires the Company to report the information in artificial categories that do not accurately reflect either the business or the practices of the Company. As a result, the information in the reports is potentially susceptible to misinterpretation. For example, it does not reflect either workforce availability or interest in advancement. Accordingly, disclosure of this sensitive information, which is protected by federal law, would not be in the interests of shareholders.

  Finally, the proposal requests disclosure of material employment-related litigation. The Company already is obligated under SEC rules to make disclosure of material litigation of all kinds. Employment-related litigation is not excluded from this disclosure and already is reported as required. For this reason, the Board believes that the proposal is duplicative and unnecessary.

  In summary, the Board believes that the proposal is unnecessary in most respects and, in other respects, is potentially harmful to the Company and not in the best interests of the shareholders.

Vote Required

  The shareholder proposal will be approved if the votes cast in favor of approval of the proposal exceed the votes cast against approval.

  THE BOARD RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

          RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  KPMG LLP served during the Company's fiscal year ended February 29, 2000, as the Company's independent certified public accountants and has been selected as the Company's independent certified public accountants for the current fiscal year. Representatives of KPMG LLP will be present at the meeting of the Company's shareholders. Such representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                                OTHER BUSINESS

  If any other business properly comes before the meeting, your proxy may be voted by the persons named in it in such manner as they deem proper.

  At this time the Company does not know of any other business that will be presented to the meeting.

                  PROPOSALS BY SHAREHOLDERS FOR PRESENTATION
                          AT THE 2001 ANNUAL MEETING

  Section 1.3 of the Company's Bylaws provides that, in addition to other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must give timely written notice to the Secretary or an Assistant Secretary at the principal office of the Company. Any such notice must be received (i) on or after February 1st and before March 1st of the year in which the meeting will be held, if clause (ii) is not applicable, or (ii) not less than 90 days before the date of the meeting if the date for such meeting prescribed in the Bylaws has been changed by more than 30 days. The shareholder's notice shall set forth (i) the name and address, as they appear on the Company's stock transfer books, of the shareholder, (ii) the class and number of shares of stock of the Company beneficially owned by the shareholder, (iii) a representation that the shareholder is a shareholder of record at the time of the giving of the notice and intends to appear in person or by proxy at the meeting to present the business specified in the notice, (iv) a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented and the reasons for wanting to conduct such business and (v) any interest that the shareholder may have in such business. The proxies will have discretionary authority to vote on any matter that properly comes before the meeting if the shareholder has not provided timely written notice as required by the Bylaws.

  Proposals that any shareholder desires to have included in the proxy statement for the 2001 annual meeting of shareholders must be received by the Company no later than January 10, 2001.

  A copy of the Company's Annual Report on Form 10-K for the fiscal year ended February 29, 2000, as filed with the Securities and Exchange Commission may be obtained by any shareholder after May 31, 2000, free of charge, upon written request to Office of the Corporate Secretary, Circuit City Stores, Inc., 9950 Mayland Drive, Richmond, Virginia 23233, or by calling (804) 527-4022.

                                          By Order of the Board of Directors

                                          /s/ Michael T. Chalifoux

                                          Michael T. Chalifoux, Secretary

May 10, 2000

                                                                     APPENDIX A

                           CIRCUIT CITY STORES, INC.
               2000 NON-EMPLOYEE DIRECTORS STOCK INCENTIVE PLAN

  1. Purpose. The purpose of this Circuit City Stores, Inc. 2000 Non-Employee Directors Stock Incentive Plan (the "Plan") is to encourage ownership in Circuit City Stores, Inc. (the "Company") by non-employee members of the Board of Directors of the Company, in order to promote long-term shareholder value and to provide non-employee directors with an incentive to continue as directors of the Company.

  2. Definitions. As used in the Plan, the following terms have the meanings indicated:

    (a) "Act" means the Securities Exchange Act of 1934, as amended.

    (b) "Board" means the Board of Directors of the Company.

    (c) "Change of Control" means the occurrence of either of the following events: (i) a third person, including a "group" as defined in section 13(d)(3) of the Act, becomes, or obtains the right to become, the beneficial owner of Company securities having 20% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors to the Board of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or
(ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company before such transactions shall cease to constitute a majority of the Board or of the board of directors of any successor to the Company.

    (d) "Code" means the Internal Revenue Code of 1986, as amended.

    (e) "Company" means Circuit City Stores, Inc., a Virginia corporation.

    (f) "Company Stock" means shares of Circuit City Group Common Stock or shares of CarMax Group Common Stock, as determined in the discretion of the Board, subject to the limits of Section 4. Such shares shall be subject to adjustment as provided in Section 13.

    (g) "Date of Grant" means the date on which an Incentive Award is granted by the Board.

    (h) "Disability" or "Disabled" means a disability as determined by the Board.

    (i) "Fair Market Value" means, for any given date, the fair market value of the Company Stock as of such date, as determined by the Board based on the then prevailing prices of the Company Stock on the exchange on which it generally has the greatest trading volume.

    (j) "Incentive Award" means, collectively, the award of an Option, Stock Appreciation Right, or Restricted Stock under the Plan.

    (k) "Nonstatutory Stock Option" means an Option that does not meet the requirements of Code section 422 or, even if meeting the requirements of Code section 422, is not intended to be an incentive stock option under Code section 422 and is so designated.

    (l) "Option" means a right to purchase Company Stock granted under the Plan, at a price determined in accordance with the Plan.

    (m) "Participant" means any non-employee member of the Board who receives an Incentive Award under the Plan.

    (n) "Restricted Stock" means Company Stock awarded upon the terms and subject to the restrictions set forth in Section 6.

    (o) "Restricted Stock Award" means an award of Restricted Stock granted under the Plan.

    (p) "Rule 16b-3" means Rule 16b-3 adopted pursuant to section 16(b) of the Act. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding rule (or number redesignation) of any amendments to Rule 16b-3 adopted after the effective date of the Plan's adoption.

    (q) "Stock Appreciation Right" means a right to receive amounts from the Company awarded upon the terms and subject to the restrictions set forth in
Section 8.

  3. General. Incentive Awards may be granted under the Plan in the form of Nonstatutory Stock Options, Stock Appreciation Rights, and Restricted Stock.

  4. Stock. Subject to Section 13 of the Plan, there shall be reserved for issuance under the Plan an aggregate of 100,000 shares of Circuit City Group Common Stock, which shall be authorized, but unissued shares. Shares of Circuit City Group Common Stock and shares of CarMax Group Common Stock that have not been issued and allocated to options or portions thereof that expire or otherwise terminate unexercised after the effective date of the Plan under the Circuit City Stores, Inc. 1989 Non-Employee Directors Stock Option Plan may be subjected to an Incentive Award under the Plan. Shares of a series of Company Stock that have not been issued under the Plan and that are allocable to Incentive Awards or portions thereof that expire or otherwise terminate unexercised may again be subjected to an Incentive Award under the Plan relating to shares of the same series of Company Stock. Similarly, if any shares of Restricted Stock issued pursuant to the Plan are reacquired by the Company as a result of a forfeiture of such shares pursuant to the Plan, such shares may again be subjected to an Incentive Award under the Plan relating to shares of the same series of Company Stock as those reacquired.

  5. Eligibility.

    (a) Each director of the Company who is not a full-time employee of the Company or any parent or subsidiary of the Company shall be eligible to receive Incentive Awards under the Plan. The Board shall have the power and complete discretion, as provided in Section 14, to select which directors shall receive Incentive Awards and to determine for each such Participant the terms and conditions, the nature of the award and the number of shares to be allocated to each Participant as part of each Incentive Award.

    (b) The grant of an Incentive Award shall not obligate the Company to pay a Participant any particular amount of remuneration or to make further grants to the Participant at any time thereafter.

  6. Restricted Stock Awards.

    (a) Whenever the Board deems it appropriate to grant a Restricted Stock Award, notice shall be given to the Participant stating the number of shares of Restricted Stock for which the Restricted Stock Award is granted and the terms and conditions to which the Restricted Stock Award is subject. This notice shall become an award agreement between the Company and the Participant. A Restricted Stock Award may be made by the Board in its discretion without cash consideration.

    (b) Restricted Stock issued pursuant to the Plan shall be subject to the following restrictions:

      (i) None of such shares may be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions on such shares shall have lapsed or shall have been removed pursuant to paragraph (d) or (e) below.

      (ii) The restrictions on such shares must remain in effect and may not lapse or a period of three years beginning on the date of grant, except as provided under paragraph (d) or (e) in the case of Disability, retirement, death or a Change in Control.

      (iii) If a Participant ceases to be a director of the Company, the Participant shall forfeit to the Company any shares of Restricted Stock, the restrictions on which shall not have lapsed or shall not have been removed pursuant to paragraph (d) or (e) below, on the date such Participant shall cease to serve as a member of the Board.

      (iv) The Board may establish such other restrictions on such shares that the Board deems appropriate, including, without limitation, events of forfeiture.

    (c) Upon the acceptance by a Participant of a Restricted Stock Award, such Participant shall, subject to the restrictions set forth in paragraph (b) above, have all the rights of a shareholder with respect to the shares of Restricted Stock subject to such Restricted Stock Award, including, but not limited to, the right to vote such shares of Restricted Stock and the right to receive all dividends and other distributions paid thereon. Certificates representing Restricted Stock shall bear a legend referring to the restrictions set forth in the Plan and the Participant's award agreement. If shares of Restricted Stock are issued without certificates, notice of the restrictions set forth in the Plan and the Participant's Award Agreement must be given to the shareholder in the manner required by law.

    (d) The Board shall establish as to each Restricted Stock Award the terms and conditions upon which the restrictions set forth in paragraph (b) above shall lapse. Such terms and conditions may include, without limitation, the lapsing of such restrictions as a result of the Disability, death or retirement of the Participant or the occurrence of a Change of Control.

    (e) Notwithstanding the forfeiture provisions of paragraph (b)(iii) above, the Board may at any time, in its sole discretion, accelerate the time at which any or all restrictions will lapse or remove any and all such restrictions.

  7. Stock Options.

    (a) Whenever the Board deems it appropriate to grant Options, notice shall be given to the eligible non-employee director stating the number of shares for which Options are granted, the Option price per share, the extent, if any, to which Stock Appreciation Rights are granted, and the conditions to which the grant and exercise of the Options are subject. This notice shall become a stock option agreement between the Company and the eligible non-employee director.

    (b) The exercise price of shares of Company Stock covered by a Nonstatutory Stock Option shall be not less than 100% of the Fair Market Value of such shares on the Date of Grant.

    (c) Options may be exercised in whole or in part at such times as may be specified by the Board in the Participant's stock option agreement.

    (d) The Board may, in its discretion, grant Options that by their terms become fully exercisable upon a Change of Control notwithstanding other conditions on exercisability in the stock option agreement.

  8. Stock Appreciation Rights.

    (a) Whenever the Board deems it appropriate, Stock Appreciation Rights may be granted. The terms and conditions of the award shall be set forth in a stock appreciation rights agreement between the Company and the Participant. The following provisions apply to all Stock Appreciation Rights that are granted:

      (i) Stock Appreciation Rights shall entitle the Participant, upon the exercise of all or any part of the Stock Appreciation Rights, to receive from the Company an amount equal to the excess of (x) the fair market value on the date of exercise of the Company Stock covered by the Stock Appreciation Rights over (y) the fair market value on the Date of Grant of the Company Stock covered by the Stock Appreciation Rights. The Board may limit the amount that the Participant may be entitled to receive upon exercise of the Stock Appreciation Right.

      (ii) Stock Appreciation Rights shall be exercisable, in whole or in part, at such times as the Board shall specify in the Participant's stock appreciation rights agreement.

    (b) The manner in which the Company's obligation arising upon the exercise of a Stock Appreciation Right shall be paid shall be determined by the Board and shall be set forth in the Participant's stock appreciation rights agreement. The Board may provide for payment in Company Stock or cash, or a fixed combination of Company Stock or cash, or the Board may reserve the right to determine the manner of payment at the time the

Stock Appreciation Right is exercised. Shares of Company Stock issued upon the exercise of a Stock Appreciation Right shall be valued at their Fair Market Value on the date of exercise.

  9. Method of Exercise of Options and Stock Appreciation Rights.

    (a) Options and Stock Appreciation Rights may be exercised by the Participant giving written notice of the exercise to the Company, stating the number of shares the Participant has elected to purchase under the Option or the number of Stock Appreciation Rights he has elected to exercise. In the case of a purchase of shares under an Option, such notice shall be effective only if accompanied by the exercise price in full paid in cash; provided that, if the terms of an Option so permit, the Participant may: (i) deliver shares of Company Stock (valued at their Fair Market Value on the date of exercise) in satisfaction of all or any part of the exercise price; or (ii) deliver a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company, from the sale or loan proceeds with respect to the sale of Company Stock or a loan secured by Company Stock, the amount necessary to pay the exercise price. The Participant shall not be entitled to make payment of the exercise price other than in cash unless provisions for an alternative payment method are included in the Participant's stock option agreement or are agreed to in writing by the Company with the approval of the Board prior to exercise of the Option.

    (b) Until the Participant has made any required payment, and has had issued to him a certificate for the shares of Company Stock acquired, he shall possess no shareholder rights with respect to the shares.

    (c) Notwithstanding anything herein to the contrary, if the Company is subject to section 16 of the Act, Options and Stock Appreciation Rights shall always be granted and exercised in such a manner as to conform to the provisions of Rule 16b-3.

    (d) Any shares of already owned Company Stock that are delivered by a Participant in satisfaction of all or any part of the exercise price of an Option shall be of the same series of Company Stock as the shares of Company Stock to which such Incentive Award relates.

  10. Transferability of Incentive Awards. Nonstatutory Stock Options and Stock Appreciation Rights may be transferable by a Participant and exercisable by a person other than the Participant, but only to the extent specifically provided in the Incentive Award.

  11. Effective Date of the Plan. This Plan shall be effective as of April 11, 2000, and shall be submitted to the shareholders of the Company for approval. No Option or Stock Appreciation Right shall be exercisable and no Company Stock shall be issued under the Plan until (i) the Plan has been approved by the Company's shareholders, (ii) shares issuable under the Plan have been registered with the Securities and Exchange Commission and accepted for listing on the New York Stock Exchange upon notice of issuance, and (iii) the requirements of any applicable state securities laws have been met.

  12. Termination, Modification, Change. If not sooner terminated by the Board, this Plan shall terminate at the close of business on February 28, 2010. No Incentive Awards shall be granted under the Plan after its termination. The Board may terminate the Plan or may amend the Plan in such respects as it shall deem advisable; provided that no change shall be made that increases the total number of shares of Company Stock reserved for issuance pursuant to Incentive Awards granted under the Plan (except pursuant to Section 13), unless such change is authorized by the shareholders of the Company. Notwithstanding the foregoing, the Board may unilaterally amend the Plan and Incentive Awards as it deems appropriate to ensure compliance with Rule 16b-3. Except as provided in the preceding sentence, a termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant's rights under an Incentive Award previously granted to him.

  13. Change in Capital Structure.

    (a) The number of shares reserved for issuance under the Plan, the terms of Incentive Awards, and all computations under the Plan shall be appropriately adjusted by the Board should the Company effect one or more stock dividends, stock splits, subdivisions or consolidations of shares, or other similar changes in capitalization, or if the par value of Company Stock is altered. If the adjustment would produce fractional shares with respect to any unexercised Option, the Board may adjust appropriately the number of shares covered by the Option so as to eliminate the fractional shares.

    (b) If the Company is a party to a consolidation or merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company's outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company's assets, the Board may take such actions with respect to outstanding Incentive Awards as the Board deems appropriate.

    (c) Any determination made or action taken under this Section 13 by the Board shall be final and conclusive and may be made or taken without the consent of any Participant.

  14. Administration of the Plan. The Plan shall be administered by the Board. The Board shall have general authority to impose any limitation or condition upon an Incentive Award that the Board deems appropriate to achieve the objectives of the Incentive Award and the Plan and, without limitation and in addition to powers set forth elsewhere in the Plan, shall have the following specific authority:

    (a) The Board shall have the power and complete discretion to determine
(i) which eligible non-employee directors shall receive an Incentive Award and the nature of the Incentive Award, (ii) the number of shares of Company Stock to be covered by each Incentive Award, (iii) when, whether and to what extent Stock Appreciation Rights shall be granted, (iv) the fair market value of Company Stock, (v) the time or times when an Incentive Award shall be granted,
(vi) whether an Incentive Award shall become vested over a period of time and when it shall be fully vested, (vii) when Options and Stock Appreciation Rights may be exercised, (viii) whether a Disability exists, (ix) the manner in which payment will be made upon the exercise of Options or Stock Appreciation Rights, (x) conditions relating to the length of time before disposition of Company Stock received upon the exercise of Options or Stock Appreciation Rights is permitted, (xi) the terms and conditions applicable to Restricted Stock Awards, (xii) the terms and conditions on which restrictions upon Restricted Stock shall lapse, (xiii) whether to accelerate the time at which any or all restrictions with respect to Restricted Stock will lapse or be removed, (xiv) notice provisions relating to the sale of Company Stock acquired under the Plan, and (xv) any additional requirements relating to Incentive Awards that the Board deems appropriate. The Board shall have the power to amend the terms of previously granted Incentive Awards so long as the terms as amended are consistent with the terms of the Plan and provided that the consent of the Participant is obtained with respect to any amendment that would be detrimental to the Participant, except that such consent will not be required if such amendment is for the purpose of complying with Rule 16b-3.

    (b) The Board may adopt rules and regulations for carrying out the Plan. The interpretation and construction of any provision of the Plan by the Board shall be final and conclusive. The Board may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

    (c) A majority of the members of the Board shall constitute a quorum, and all actions of the Board shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

  15. Notice. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows:

    (a) if to the Company--at its principal business address to the attention of the Secretary;

    (b) if to any Participant--at the last address of the Participant known to the sender at the time the notice or other communication is sent.

  16. Miscellaneous. By accepting any Incentive Award under the Plan, each Participant, and each person claiming under or through such person, shall be conclusively deemed to have given his or her acceptance and ratification of, and consent to, any action taken with respect thereto by the Company or the Board.

                           CIRCUIT CITY STORES, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 13, 2000

The undersigned, having received the Annual Report to the Shareholders and the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement dated May 10, 2000, hereby appoints Richard L. Sharp and Robert L. Burrus, Jr., and each of them, proxies, with full power of substitution, and hereby authorizes them to represent and vote the shares of Circuit City Group Common Stock and CarMax Group Common Stock of Circuit City Stores, Inc. (the "Company"), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on Tuesday, June 13, 2000, at 10:00 a.m., Eastern Daylight Time, and any adjournment thereof, and especially to vote as set forth below.

         The Board of Directors Recommends a Vote FOR Items 1, 2 and 3

1. Election of directors:   01 Michael T. Chalifoux         [ ] Vote FOR all nominees for the terms      [ ] Vote WITHHELD
                            02 Barabara S. Feigin               set forth in the Proxy Statement             from all nominees
                            03 W. Alan McCollough               (except as marked)

(Instructions: To withhold authority to vote for any indicated nominee,
write the number(s) of the nominee(s) in the box provided to the right.)        --------------------------
                                                                               |                          |
                                                                               |                          |
                                                                               |                          |
                                                                                --------------------------


                    Please fold here
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2. Approval of the 2000 Non-Employee Directors Stock Incentive Plan.

          [ ] FOR   [ ] AGAINST      [ ] ABSTAIN

3. Approval of the 1994 Stock Incentive Plan amendments.

          [ ] FOR   [ ] AGAINST      [ ] ABSTAIN

            The Board of Directors Recommends a Vote AGAINST Item 4

4. Shareholder proposal regarding a report on employment practices (described in the proxy statement).

          [ ] FOR   [ ] AGAINST      [ ] ABSTAIN


5. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments thereof.

IF YOU SPECIFY A CHOICE AS TO THE ACTION TO BE TAKEN ON AN ITEM, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SUCH CHOICE. IF YOU DO NOT SPECIFY A CHOICE, IT WILL BE VOTED FOR THE NAMED NOMINEES IN THE PROXY STATEMENT, FOR ITEMS 2 AND 3 AND AGAINST ITEM 4.

Any proxy or proxies previously given for the meeting are revoked.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

[ ] I plan to attend the meeting

Address Change? Mark Box [ ]  Indicate changes below:

                                  Date___________________________________, 2000

                                    -----------------------------------------
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                                    -----------------------------------------

                                     Signature(s) in Box
                                     Please sign exactly as your name(s) appear on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.